                     EXHIBIT 99.1 - EXPLANATION OF RESPONSES

(1)  Each share of the Issuer's Series A Convertible Preferred Stock was
     converted into one share of the Issuer's common stock immediately prior to the closing of the Issuer's initial public offering and had no expiration date.

(2)  Reflects conversion of the Issuer's Series A Convertible Preferred Stock
     into common stock of the Issuer on a 1-for-1 basis immediately prior to the closing of the Issuer's initial public offering.

(3)  RenaissanceRe Ventures Ltd. directly owns common stock of the Issuer.
     Renaissance Other Investments Holdings II Ltd. directly owns 100% of the equity interests of RenaissanceRe Ventures Ltd. RenaissanceRe Holdings Ltd.
     directly owns 100% of the equity interests of Renaissance Other Investments
     Holdings II Ltd. and indirectly owns 100% of the equity interests of
     RenaissanceRe Ventures Ltd. This report shall not be deemed an admission that Renaissance Other Investments Holdings II Ltd. or RenaissanceRe
     Holdings Ltd. is the beneficial owner of the securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

(4)  Each share of the Issuer's Series B Convertible Preferred Stock was
     converted into one share of the Issuer's common stock immediately prior to the closing of the Issuer's initial public offering and had no expiration date.

(5)  Reflects conversion of the Issuer's Series B Convertible Preferred Stock
     into common stock of the Issuer on a 1-for-1 basis immediately prior to the closing of the Issuer's initial public offering.